Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated April 9, 2021

Relating to Preliminary Prospectus dated April 5, 2021

Registration No. 333-254108

Alkami Technology, Inc.

This free writing prospectus relates to the initial public offering of common stock of Alkami Technology, Inc. (“Alkami Technology”) and should be read together with the preliminary prospectus dated April 5, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of common stock. On April 9, 2021, Alkami Technology filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of common stock (“Amendment No. 2”), which may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1529274/000119312521111300/d70489ds1a.htm.

References to “Alkami Technology,” the “company,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 2 and supplements and updates the information contained in the Preliminary Prospectus.

Update to section of the Preliminary Prospectus titled “Business”

On April 9, 2021, the issuer, Alkami Technology, Inc., filed Amendment No. 2 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its Preliminary Prospectus dated April 5, 2021. This amendment modified the client case study for Client A in the Section entitled “Business.”

Alkami Technology has filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Alkami Technology has filed with the SEC for more complete information about Alkami Technology and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.